Exhibit 10.1

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT and INTENT TO TRANSITION TO PROJECT-BASED WORK

This agreement is by and between Nature’s Miracle Inc. and its parent Nature’s Miracle Holding Inc., (collectively, the “Company”) and Darin Carpenter (“Mr. Carpenter” or “Executive”). This agreement references the employment agreement dated September 17, 2023 signed by both parties and replaces the prior agreement emailed on July 18, 2024 with a signing date of June 30, 2024. The change reflects projects to be completed in the month of July.

RECITALS: Executive and the Company desire to terminate the employment agreement dated September 17, 2023 and Executive’s current tenure as Chief Operating Officer.

The Company desires to make Mr. Carpenter’s stock awarded after the September 17 Agreement, which vest over time, to fully vest.

The Company desires to compensate Mr. Carpenter for an additional 1 month after the last month of work of July 2024.

The Company and Mr. Carpenter desire to work on to-be determined projects which will be compensated differently and in a separate agreement(s).

TERMINATION: Both Company and Mr. Carpenter agree that the last date of work is July 31, 2024.

ANNOUNCEMENT: Company shall have the option to report such termination if required in filings with the Securities and Exchange Commission.

TRANSITION ITEMS: Executive shall facilitate any transition item including but not limited to providing contact information with current customers and suppliers of the Company, status of internal projects, and availability to answer questions on Company matters during his tenure. Executive shall return any equipment purchased for on his behalf. Executive’s email shall be forwarded to a designated Company employee and can be accessed for business purposes only. Any passwords obtained to software or internet sites provided by the Company shall be given to Company personnel and not accessed again by the Executive.

COMPENSATION: Executive is due a full month pay for the month of July, 2024 and paid the following month. Executive is due reimbursement of any unpaid expenses including the trip to Ontario on June 26, 2024; must file an expense report with receipts or proof of purchase.

CONFIDENTIALITY: Executive agrees to keep confidential all Company information that was obtained during his employment that is not publicly available. This include but not limited to potential customer sales, customer lists and contact information, supplier lists and contact information, joint ventures, Company product information and product under development, trade secrets, strategy and discussions during management meetings, any financial information and any business information unique to the Company.

INDEMNIFICATION: The Executive agrees to indemnify and hold harmless the Company and its Management on all matters regarding the employment of Mr. Carpenter. Mr. Carpenter agrees to not file any lawsuit or complaint in any court of law. In the event that the Employee files a complaint, any compensation agreed to above shall immediately be cancelled and not due to Executive.

STOCK AWARD: Executive shall continue ownership of 100,000 shares awarded in the September 23, 2023 agreement. Shares refer to that of Nature’s Miracle Holding Inc., stock symbol NMHI. Executive shall be issued stock by the Company’s stock transfer agent at the same schedule as other executives or employees awarded alongside Mr. Carpenter.

FUTURE PROJECTS: Company and Mr. Carpenter future projects shall be on a case-by-case basis and shall be outlined in separate agreements.

This agreement is effective immediately. Parties are bound to its terms.

Agreed to by:

/s/ Darin Carpenter	August 1, 2024
Darin Carpenter, individual/executive

/s/ James Li	August 1, 2024
Nature’s Miracle California, Inc. / Nature’s Miracle Holding Inc. by: James Li, CEO